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                                                                   Exhibit 10.14



                              EMPLOYMENT AGREEMENT

                                     PARTIES

              This Employment Agreement (this "Agreement") dated and effective as of August 3, 1998 (the "Effective Date"), is entered into by and between MSS-Delaware, Inc., a Delaware corporation (the "Company"), and John S. Mills, ("Executive").

                               TERMS OF AGREEMENT

              In consideration of the mutual covenants in this Agreement, the parties agree as follows:

       1. Definitions. For purposes of this Agreement, the terms listed below shall be defined as indicated.

                     Acquisition Agreement: See definition of Management Certificate.

                     Affiliate: A domestic or foreign business entity controlled by, controlling, under common control with or in joint venture with, the Company, including The Bear Steams Companies, Inc. and its Affiliates.

                     Annual Bonus: See Section 3.2.

                     Annual Bonus Pool: the "Annual Bonus Pool" for a period shall be 10% of EBITDA in excess of the EBITDA Target for such period.

                     Base Salary: See Section 3.1.

                     Board: The Board of Directors of the Company.

                     Cause: See Section 5. 1.

                     Company Sale: A transaction, whether in a single transaction or in a series of related transactions pursuant to which a person or group of persons independent of the Sponsor (a) acquires, whether by merger, stock purchase, recapitalization, reorganization, redemption, issuance of capital stock or otherwise, more than 50% of the outstanding Common Stock (on a fully diluted basis as of the date of the Company Sale) or (b) acquires assets (whether by purchase, lease or otherwise) constituting all or substantially all of the assets of the Company or its Subsidiaries.

                     Common Stock: The $.01 par value common stock of the Company.

                     Confidential Information: All secret proprietary information of the Company and its Subsidiaries, not otherwise publicly disclosed (except if disclosed by the Executive in violation of this Agreement), whether or not discovered or developed by Executive, known by Executive as a consequence of Executive's employment with the Company at any time (including prior to the commencement of this Agreement) as an employee or agent. Without




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limiting the generality of the foregoing, such proprietary information shall include (a) customer lists; (b) acquisition, expansion, marketing, financial and other business information and plans; (c) research and development; (d) computer programs; (e) sources of supply; (f) identity of specialized consultants and contractors and confidential information developed by them for the Company and its Subsidiaries; (g) purchasing, operating and other cost data; (h) special customer needs, cost and pricing data; (i) manufacturing methods; (j) quality control information, (k) inventory techniques; (l) employee information; any of which information is not generally known in the industries in which the Company and its Subsidiaries are conducting business or shall at any time during Executive's Employment conduct business including (without limitation) the apparel retailing industry. Confidential Information also include the overall business, financial, expansion and acquisition plans of the Company and its Subsidiaries, and includes information contained in manuals, memoranda, projections, minutes, plans, drawings, designs, formula books, specifications, computer programs and records, whether or not legended or otherwise identified by the Company and its Subsidiaries as Confidential Information, as well as information which is the subject of meetings and discussions and not so recorded.

                     Cumulative EBITDA: As of the last day of the given period, the total of EBITDA from the Effective Date to such last day.

                     Cumulative EBITDA Achievement Ratio: As of the last day of a given period, the ratio of Cumulative EBITDA to the Cumulative EBITDA Target as of such date, provided that (A) if such ratio is less than 0.95, the Cumulative EBITDA Achievement Ratio for the period shall be 0 and (B) the Cumulative EBITDA Achievement Ratio shall not exceed 1.0.

                     Cumulative EBITDA Target: As of the last day of a given period, the total of EBITDA Targets from the Effective Date to such last day.

                     Cumulative Vested Options: As of the last day of a given Vesting Period, the total Options which have vested as of such date pursuant to
Section 3.5.

                     Deemed Bonus: As of a given date during a Fiscal Year, Deemed Bonus shall mean the product of

                     (a)    the ratio of

                            (i) the sum of the Annual Bonuses paid or payable to the Executive with respect to all prior Fiscal Years since the Effective Date (but including the Gap Period), to

                            (ii) the sum of all the Base Salary amounts paid or payable to the Executive with respect to all prior Fiscal Years since the Effective Date (but including the Gap Period), and

                     (b)    the sum of the Base Salary payments paid or payable

       to the Executive for the then current Fiscal Year through such date.

Notwithstanding the foregoing, the Deemed Bonus for any termination of the Employment, Period which occurs during the Gap Period shall be a pro-rated (based upon the number of days



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of the Cap Period during which Executive was employed) portion of the Annual
Bonus that would otherwise have been payable for the Crap Period and shall be calculated following the Gap Period.

                     Disability. The absence of the Executive from the Executive's duties to the Company on a full-time basis for a total of 120 days during any 12 month period as a result of incapacity due to mental or physical illness which is determined to be permanent by a physician selected by the Company and acceptable to the Executive or the Executive's legal representative (such agreement as to acceptability not to be withhold unreasonably).

                     EBITDA: EBITDA for a given period shall mean the Company's consolidated earnings before interest, taxes, depreciation and amortization and other non-cash charges, before management fees payable for such period to Sponsor (or its designees) pursuant to the management agreement between the Company and Sponsor and before any and all payments for the Prior Period Bonus for each member of the Executive Group (as provided in Section 3.3 hereof and in Section 3.3 of the other Employment Agreements executed contemporaneously herewith) or from any and all Annual Bonus Pools and for each payment to employees of the Company based upon the accrual therefor on the Working Capital Balance Sheet.

                     EBITDA Achievement Ratio: The EBITDA Achievement Ratio for a given period shall be equal to the ratio of EBITDA for such period to the EBITDA Target for such period, provided that (A) if such ratio for any period is less than 0.95, the EBITDA Achievement Ratio for such period shall be 0 and (B) for purposes of Section 3.5, the EBITDA Achievement Ratio for any such period shall not exceed 1.0.

                     EBITDA Target: See Exhibit A.

                     Employment Period: Unless earlier terminated as provided in
Section 5 hereof, the Employment Period shall be the period commencing on the Effective Date and terminating on the last day of the 2001 Fiscal Year, provided that the Employment Period shall automatically be extended for successive one yew periods unless either party hereto gives notice of non-extension to the other no later than six months prior to the end of the otherwise applicable Employment Period.

                     Executive Group: Julian R. Geiger, David R. Geltzer and John S. Mills.

                     Fair Market Value: The "Fair Market Value" of a share of Common Stock as of a given date shall be (a) if such stock has first become publicly traded on such date, the mean between the final bid and asked prices on the principal exchange (or NASDAQ if applicable) on which such shares are traded on such date as reported in the Wall Street Journal, (b) if such stock was publicly traded prior to such date, the average over the last 20 trading days (or such smaller number of days as follow the day prior to the day on which such stock was first publicly traded) prior to the date of determination of the mean between the final bid and asked prices on the principal exchange (or NASDAQ if applicable) on which such shares are traded, as reported in The Wall Street Journal or (c) if such stock is not publicly traded, on the basis of an enterprise value of the Company equal to 5 times trailing twelve month EBITDA.



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                     Fiscal Year: The 52 or 53 week period ending on the
Saturday closest to January 31 of each calendar year. Fiscal Years shall be referred to herein on the basis of the calendar year which contains 11 months of such Fiscal Year. (For example, "1998 Fiscal Year" means the twelve month period ending January 30, 1999).

                     Gap Period. The period beginning on the Effective Date and ending on January 30, 1999.

                     Internal Rate of Return. The internal rate of return (taking into account of all dividends, distributions, fees and all other amounts received by the Sponsor and its Affiliates with respect to its investment in the equity of the Company) on the entirety of the Sponsor's investment in the equity of the Company calculated by valuing the Common Stock at its Fair Market Value and the Series B Preferred Stock at its stated liquidation value, plus accumulated and accrued but unpaid dividends.

                     Inventions: Those discoveries, developments, concepts and ideas, whether or not patentable, relating to the present, future and prospective activities and Products and Services of the Company and its Subsidiaries, which such activities and Products and Services are known to Executive by virtue of Executive's employment with the Company and its Subsidiaries.

                     IPO: shall mean the first public offering by the Company of its Common Stock which brings the total amount raised by the Company and sold by stockholders of the Company in such public offerings to at least $20 million.

                     Key Man Insurance: See Section 3.8.

                     Options. See Section 3.5.

                     Management Certificate: shall mean those certificates delivered to Federated Specialty Stores ("FSS") pursuant to the Acquisition Agreement dated July 22, 1998 among FSS, Federated Department Stores and Specialty Acquisition Corp. (the "Acquisition Agreement').

                     Products and Services: All products or services sold, rented, leased, rendered or otherwise made available to its customers by the Company and its Subsidiaries, or otherwise the subject of the business of the Company and its Subsidiaries.

                     Restricted Period: The period beginning on the Effective Date and ending on the later of the termination of Executive's employment or the date all payments to Executive under Section 6 have ceased.

                     Special Bonus: See Section 3.4.

                     Sponsor: MSS Acquisition Corp. II, a wholly owned subsidiary of The Bear Stearns Companies Inc.

                     Stock Option Plan: The 1998 Stock Option Plan of MSS - Delaware, Inc.



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                     Stockholders Agreement: shall mean that certain
"Stockholders Agreement" dated as of the date hereof to which the Company, MSS Acquisition Corp. II, FSS and the Executive Group are parties.

                     Subsidiary: Any entity of which the Company owns, directly or indirectly, 50% or more of the aggregate voting power of the voting securities.

                     Voted Options: Options which become vested pursuant to Sections 3.5(c) or (d).

                     Vesting Period: The twelve consecutive month periods beginning, respectively, on the first day of the first fiscal Year following the date of grant of Options and the first second and third anniversaries of such first date.

                     Working Capital Balance Sheet: shall mean that "Closing Date Balance Sheet" as such term as defined in the Acquisition Agreement.

       2.     Employment.

                     (a) Subject to the terms and conditions of this Agreement, the Company hereby agrees to employ and the Executive hereby accepts employment in the position of Executive Vice President and Chief Operating Officer (with responsibility for Information Systems, Real Estate (including new store construction), Aeropostale store operations, warehousing, distribution and transportation and creative services) of the Company and agrees during the Employment Period to perform to the best of Executive's ability, experience and talent those acts and duties and to finish those services to the Company and its Subsidiaries in connection with and related to such positions as the Board shall from time to time direct, provided such acts and directives are consistent with the duties of Executive Vice President and Chief Operating Officer. Executive shall, during the Employment Period, to perform to the best of Executive's ability, experience and talent those acts and duties and to furnish those services to the Company and its Subsidiaries in connection with and related to such positions as the Board shall from time to time direct, provided such acts and directives are consistent with the duties of Executive Vice President and Chief Operating Officer. Executive shall, during the Employment Period, use Executive's best efforts to promote the interests of the Company and its Subsidiaries.

                     (b) During the Employment Period, subject to Section 5.2(c) hereof, Executive's principal place of employment shall be located at one of the Company's principal places of business or principal executive officer, wherever located as designated from time to time by the Board. and Executive shall be provided with secretarial services, an office and similar support services and facilitates as appropriate to Executive's position and responsibilities and of at least substantially the same quality as provided to Executive on the Effective Date.

                     (c) During the Employment Period, Executive shall devote his full business time and best efforts to the business affairs of the Company; however, the Executive may devote reasonable time and attention to:



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                            (i)    serving as a director of, or member of a
              committee of the directors of, any not-for-profit organization or engaging in other charitable or community activities; and

                            (ii) serving as a director of, or member of a committee of the directors of, the corporations or organizations for which the Executive presently serves in such capacity, and such other corporations and organizations that the Board may from time to time approve in the fixture;

                            (iii) from and after any date that the Company gives Executive a notice of non-extension described in the definition of "Employment Period," seeking alternative employment so long as such time and attention do not unreasonably detract from his duties hereunder, provided that, except as specified above, the Executive may not accept employment with any other individual or other entity, or engage in any other venture which is indirectly or directly in conflict or competition with the then existing business of the Company.

       3.     Compensation and Benefits; Disability.

              3.1 Base Salary. During the Employment Period, the Company shall pay Executive a Base Salary at the initial annual rate of $260,000. Provided the Cumulative EBITDA Achievement Ratio through the end of the Gap Period is at least 1.0, Executive's Base Salary shall be increased for the 1999 Fiscal Year to $265,000. Provided the Cumulative EBITDA Achievement Ratio through the end of the 1999 Fiscal Year is at least 1.0, Executive's Base Salary shall be increased for the 2000 Fiscal Year to $270,000. Provided the Cumulative EBITDA Achievement Ratio through the end of the 2000 Fiscal Year is at least 1.0, Executive's Base Salary shall be increased for the 2001 Fiscal Year to $280,000. Any such increase in Base Salary shall only be reflected in regular salary payments after the applicable FBITDA has been calculated, based on the audited financial statements for the applicable fiscal period. The amount of any increased Base Salary which has not been paid pending completion of ouch audited financial statements shall be paid in a single lump sum payment at the time of such salary payment adjustment. Except as described in the prior sentence, the Base Salary shall be payable in equal installments pursuant to the Company's customary payroll policies in force at the time of payment (but in no event less frequently than monthly), less required payroll deductions. The Base Salary shall be subject to cost of living or other increases in the sole discretion of the Board.

              3.2 Annual Bonus. In addition to Executive's Base Salary during the Employment Period the Company shall pay Executive, as soon as reasonably practicable but in no event later than 30 days following the Company's receipt of its audited financial statements for the applicable Fiscal Year, an Annual Bonus in cash for each Fiscal Year which is

                     (a)    For the 1998 Fiscal Year, the sum of

                            (i) the percentage of his Base Salary actually paid for the Gap Period as indicated on Exhibit A with respect to the EBITDA Achievement Ratio for such period; and




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                            (ii)   the product of

                                  (A)    the Annual Bonus Pool for the Gap
                     Period, and

                                  (B)    the ratio of Executive's Base Salary
                     actually paid for the Gap Period to the total Base Salary actually paid for the Gap Period to the Executive Group (provided, however, that for purposes of this calculation each member of the Executive Group shall be deemed to have received no less than the Base Salary set forth for him in the Employment Agreement executed by him contemporaneously herewith).

                     (b) For the 1999 Fiscal Year and each Fiscal Year thereafter the sum of

                            (i) the percentage of his Base Salary actually paid for such Fiscal Year indicated on Exhibit A with respect to the EBITDA Achievement Ratio for such period; and

                            (ii)   the product of

                                  (A)    the Annual Bonus Pool, and

                                  (B)    the ratio of Executive's Base Salary
                     actually paid for such Fiscal Year to the total Base Salary actually paid for such Fiscal Year to the Executive Group (provided, however, that for purposes of this calculation each member of the Executive Group shall be deemed to have received no less than the Base Salary set forth in the Employment Agreement executed by him contemporaneously herewith).

An example of the operation of this Section 3.2 is set forth in Exhibit B.

              3.3 Prior Period Bonus. Within five days following the Effective Date, the Company shall pay to Executive in cash a bonus of $34,300.

              3.4 Special Bonus. Whether or not Executive is employed by the Company or its Subsidiaries, the Company shall pay to Executive, in cash upon the first consummation of an IPO or Company Sale, a Special Bonus equal to Mills $58,857.

              3.5 Stock Options. As of the Effective Date, Executive shall be granted options (the "Options") to purchase 1,760 shares of Common Stock pursuant to the Stock Option Plan. The Options shall be granted pursuant a separate stock option agreement containing the following terms and other customary terms:

                     (a) The Options shall be exercisable at the price of $11.50 per share of Common Stock.

                     (b) (i) So long as Executive remains employed hereunder, Vested Options shall be exercisable upon the earlier of




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                                  (A)    the fourth anniversary of the Effective
                     Date, or

                                  (B) an IPO or Company Sale with respect to which, in either case, the Internal Rate of Return on the entirety of the Sponsor's investment in the equity of the Company as of the Closing Date is at least equal to 35% per annum.

and shall remain exercisable until the day following the eighth anniversary of the Effective Date.

                            (ii) Options shall not be exercisable on or following Executive's termination of employment pursuant to Section 5.1 and shall be exercisable following any other termination of employment only as follows:

                                  (A) if Executive's employment is terminated on or prior to the fourth anniversary of the date of grant of Options, Executive (or his estate) may exercise Vested Options for the 60 day period following the fourth anniversary of the date of grant of such Options.

                                  (B) If Executive's employment is terminated later than the fourth anniversary of the date of grant of Options, Executive (or his estate) may exercise Vested Options within 60 days of the date of termination.

                     (c) So long as Executive is employed hereunder, the number of Options which shall vest as of the end of each Vesting Period shall be the greater of

                            (i)    the product of 586 2/3 and the EBITDA
              Achievement Ratio for such year, and

                            (ii)   the excess of

                                  (A)    the product of

                                        (1)    586 2/3,

                                        (2)    the Cumulative EBITDA Achievement
                            Ratio as of the end of such Vesting Period and

                                        (3)    the number of Vesting Periods (up
                            to three) elapsed since the date of grant; over

                                  (B) the Cumulative Vested Options as of the end of the prior Vesting Period.

        Notwithstanding the preceding sentence, at the end of the Gap Period a number of Options equal to the product of 195 5/9 and the EBITDA Achievement Ratio for the Gap Period shall also vest and the number of Options that would have vested as of the end of




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       the 1999 Fiscal Year pursuant to the preceding sentence shall bc reduced by the number of Options that vest at the end of the Gap Period pursuant to this sentence.

                     (d) Notwithstanding the foregoing, so long as Executive remains employed hereunder, all Options shall become vested upon the earlier of (i) the eighth anniversary of the date such Options were granted, or (ii) an IPO or Company Sale with respect to which, in either case, the Internal Rate of Return an the entirety of the Sponsor's investment is at least equal to 35% per annum.

                     (e) Upon termination of Executive's employment all unvested Options shall lapse. Upon the day following the last day upon which any Vested Option may be exercised, such Option shall lapse. An example of The operation of this Section 3.5 is set forth in Exhibit C.

              3.6 Other Benefits. Executive shall be entitled, during the Employment Period, to participate, on the same basis and to the same extent as other executive employees of the Company, in any pension, life insurance, health insurance, short-term disability or hospital plans or other fringe benefits or benefit plans presently in effect and hereafter maintained or created by the Company. In addition, Executive shall receive an automobile allowance in the amount of $8,500 per year, which, at Executive's election, may be applied towards the Company's expense on the lease of the car currently being driven by Executive, for the duration of such lease, so long as Executive reimburses the Company for any cost related thereto in excess of $10,000, payable monthly. During the Employment Period, Company agrees not to reduce the benefits provided to Executive except for a reduction that is part of a Company-wide reduction in benefits. Service with the Company, any Subsidiary, or Federated Department Stores, Inc. ("Federated") or any affiliate of Federated shall be recognized for vesting purposes under any benefit plan of the Company (except for the Stock Option Plan).

              3.7 Vacation. Executive may take such vacation period or periods during each year as shall be consonant with Executive's responsibilities and (in the Company's judgment) with the Company's vacation schedule and policies for senior officers, which vacation shall be at least four weeks per calendar year.

              3.8    Key Man Insurance; Put Option.

                     (a) During the Employment Period, the Company shall maintain "Key Man" term life insurance with respect to the Executive with a face amount equal to the lesser of (a) $3 million and (b) the amount of such insurance which may be purchased for an annual premium of $6,200. The Company shall be the beneficiary of such insurance and agrees not to pledge or otherwise encumber the policies of the proceeds therefrom.

                     (b) By notice to the Company given within 90 days of Executive's death, Executive's estate shall have the right to sell to the Company, and the Company shall be obligated to so purchase, at Fair Market Value (as of the date of Executive's death), all or such portion of the Common Stock owned by Executive on the date of his death as may be purchased with the proceeds of Executive's Key Man Insurance. The




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       Company shall take any and all actions necessary promptly to collect the proceeds of such insurance and comply with its purchase obligation hereunder.

                     (c) At the time Executive is no longer employed by the Company or any of its Subsidiaries, the Company shall use its commercially reasonable best efforts to transfer such life insurance policy to Executive at the sole cost of the Executive and to name Executive as the beneficiary thereof.

              3.9 Expenses. Pursuant to the Company's customary policies in force at the time of payment, Executive shall be promptly reimbursed, against presentation of vouchers or receipts therefor, for all authorized expenses properly incurred by Executive on the Company's behalf in the performance of Executive's duties hereunder. In addition, Company shall reimburse Executive for all reasonable legal fees incurred by Executive and charged by Kirkland & Ellis in connection with the negotiation and preparation of this Agreement.

              3.10 Exclusive Compensation. In respect of services rendered to the Company, Executive shall receive only the compensation set forth in this
Section 3 and Sections 5 and 6.

       4. Termination of Employment Period. The Employment Period shall continue as described in Section 1 unless earlier terminated by reason of (a) Executive's discharge for Cause pursuant to Section 5.1, (b) Executive's discharge without Cause pursuant to Section 5.4, (c) Executive's death or Disability pursuant to Section 5.3 or (d) termination of this Agreement by Executive pursuant to Section 5.2. In all events, the post employment provisions of Section 7 shall survive termination of the Employment Period for the periods provided therein.

       5.     Termination.

              5.1 By Company for Cause. The Company may discharge Executive and terminate the Employment Period for Cause. As used in this Section 5.1, "Cause" shall mean any one or more than one of the following:

                     (a) Gross negligence or gross or willful misconduct of Executive in the performance of his duties hereunder during (i) the Employment Period, or (ii) to the extent determined to be relevant to the ongoing operations of the Company by the Chief Executive Officer of the Company, any such conduct which occurred at any time during Executive's employment by any predecessor of the Company prior to the Effective Date if not disclosed prior to that date;

                     (b) Executive's conviction of a fraud, felony or crime of moral turpitude during the Employment Period;

                     (c) Willful failure to follow instructions of the Board, or Chief Executive Officer, as applicable which instructions are material, legal and not inconsistent with the duties assigned to Executive hereunder and which failure is not cured within 3 days after written notice of such is delivered to Executive by the Board, or Chief Executive Officer. as applicable with respect to failures which are curable; or



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



                     (d) any breach of any of the material terms of this Agreement by Executive which is not cured within 3 days after written notice of breach is delivered to Executive by the Board, or Chief Executive Officer, as applicable with respect to breaches which are curable.

Upon discharge of Executive for Cause, the Company shall be relieved and discharged of all obligations to make payments to Executive which would otherwise be due under this Agreement except as to salary, benefits and bonuses earned for actual services rendered prior to the date of termination, any payment under Section 3.4 and otherwise reimbursable expenses under Section 3.9.

              5.2 By Executive for Good Reason. Executive may terminate the Employment Period upon the occurrence of any of the following:

                     (a) any breach of any of the material terms of this Agreement by the Company;

                     (b) without the consent of Executive, a material reduction in the authorities, powers, functions and/or duties attached to Executive's position;

                     (c) without the consent of Executive, the Company relocates the principal location of Executive's employment to a location more than 25 miles from its current location, unless such relocation is proposed by the Chief Executive Officer.

              5.3 On Executive's Death or Disability. The Employment Period shall terminate, and the Company shall be relieved and discharged of all obligations to make further payment to Executive after the date of the death or Disability of Executive, except as to salary earned for actual services rendered prior to the date of the death or Disability of Executive, reimbursement of expenses, payments under Section 3.4, and a pro-rata portion of Executive's Annual Bonus for the full applicable Fiscal Year calculated following such year and pro-rated for the number of days Executive was actually employed in such Fiscal Year.

              5.4 By Company Without Cause. The Company may, on 30 days' written notice to Executive, terminate the Employment Period without Cause at any time during the Employment Period.

              5.5 By Executive Without Good Reason. The Executive may terminate the Employment Period

                     (a)    in connection with a Company Sale, or

                     (b)    at any other time,

upon ten days prior written notice to the Company. In such event described in
Section 5.5(b), the Company shall be relieved and discharged of all obligations to make further payment to Executive after the date as of which the Employment Period terminates, except as to salary earned for actual services rendered prior such date, reimbursement of expenses and payments under Section 3.4.



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       6.     Severance. Upon termination of employment pursuant to Sections
5.2, 5.4 or 5.5(a) (but not upon termination of the Employment Period pursuant to Sections 5.1, 5.3, 5.5(b) or upon expiration of the Employment Period pursuant to notice of non-extension (as described in the definition of "Employment Period") or otherwise), and so long as the Executive executes a release in the Company's customary form and the Executive has not breached any of his representations set forth in Section 8, the Company shall, in accordance with its regular payroll practices

              (a) continue payment to Executive of his Base Salary until the latest of (i) six months following the termination of Executive's employment hereunder, (ii) other than for terminations pursuant to
       Section 5.5(a), six months prior to the end of the otherwise applicable Employment Period (i.e., January 26, 2002 in the case of the initial term hereof and each anniversary thereafter, as applicable) , or (iii) if the termination is in connection with a Company Sale, such time as the Company elects which is not later than 19 months following such termination of Executive's employment, and

              (b) for the period of such Fiscal Year prior to the termination of his employment, pay Executive a Deemed Bonus.

       7.     Inventions, Confidential Information and Related Matters.


       7.1 Assignment of Inventions. All Inventions which are at any time made by Executive, acting alone or in conjunction with others,

              (a)    during the Employment Period, or

              (b) if based on or related to any Confidential Information, made by Executive within one year after the termination of the Employment Period,

shall be the property of the Company. Executive agrees that Executive shall, at the cost and expense of the Company, execute formal application for U.S. and other patents, and also do all other acts and things (including, among others, the execution and delivery of instruments of further assurance or confirmation) deemed by the Company to be necessary or desirable at any time to perfect the M assignment to the Company of Executive's right and title (if any) to such Inventions.

              7.2 Restrictions on Use and Disclosure. Except as required by Executive's duties hereunder, Executive shall never, directly or indirectly, use, publish, disseminate or otherwise disclose any Confidential Information or Inventions which are the subject of Section 7.1 without the prior written consent of the Board, except as required by law. Nothing in this Section shall prevent disclosure of information which has been completely disclosed in a published patent or other integrated publication of general circulation, nor shall this Section govern the right to use Inventions for which a patent may have been issued.

              7.3 Return of Documents and Materials. Upon termination of the Employment Period, Executive shall forthwith deliver to the Company all procedural manuals, guides, specifications, formulas, plans, drawing, designs and similar materials, records, notebooks and similar repositories of or containing Confidential Information and Inventions which are the subject of Section 7.1, including all copies, then in Executive's possession or control, whether prepared by Executive or others, as well as all other Company property in Executive's possession or control.

              7.4 Competitive Activities. During the Restricted Period, Executive shall not, without the prior written approval of the Board, directly or indirectly, within the United States, become an employee or consultant or otherwise render services to, lend funds to, serve on the board of, invest in (other than as a 1% or less shareholder of a publicly-traded corporation) or guarantee the debts of, any business organization that competes with the Company in those businesses in which the Company and its Subsidiaries are engaged on the date the Employment Period is terminated. The Company may in its sole discretion give Executive approval to engage in such activities or render such services after termination of the Employment Period if Executive and such prospective firm or business organization gives the Company written assurances, satisfactory to the Board in its sole discretion, that the integrity of the Confidential Information, the Inventions and the good will of the Company and its Subsidiaries will not be jeopardized by such employment. Executive shall, during the Restricted Period, notify the Company of any change in address and identify each subsequent employment or business activity in which Executive shall engage during such Restricted Period, stating the name and address of the employer or business organization and the nature of Executive's position.

              7.5 Solicitation of Employee. During the Restricted Period and for a period of 12 months thereafter, Executive shall not, without the prior written approval of the Board, directly or indirectly, solicit, raid, entice or induce any person who presently is or at any time during the term hereof shall be an employee, of the Company or any of its Subsidiaries to become employed by any other person, firm or corporation in any business in competition with the Company.

              8. No Other Contacts. Executive represents and warrants that neither the execution and delivery of this Agreement by Executive nor the performance by Executive of Executive's obligations hereunder, shall constitute a default under or a breach of the terms of any other agreement, indenture or contract to which Executive is a party or by which Executive is bound, nor shall the execution and delivery of this Agreement by Executive or the performance of Executive's duties and obligations hereunder give rise to any claim or charge against either Executive or the Company based upon any other contract, indenture or agreement to which Executive is a party or by which Executive is bound.

              9. Notices. Any notices or communication given by any party hereto to the other party shall be in writing and personally delivered or mailed by registered or certified mail, return receipt requested, postage prepaid at the following addresses:

                      If to the Company:

                      11 Penn Plaza
                      6th Floor
                      New York, NY  10001

                      If to the Executive:

                      John S. Mills
                      459 Sterling Place
                      Ridgewood, NJ  07450

        Mailed notices shall be deemed given when received. Any person entitled to receive notice may designate in writing, by notice to the others, such other address to which notices to such party shall thereafter be sent.

       10.    Indemnification and Insurance, Legal Expenses.


              (a) The Company shall indemnify Executive to the fullest extent permitted by the laws of the State of Delaware, as in effect at the time of the subject act or omission, and shall advance to the Executive reasonable attorney's fees and expenses as such fees and expenses are incurred (subject to an undertaking from the Executive to repay such advances if it shall be finally determined by a judicial decision which is not subject to further appeal that the Executive was not entitled to the reimbursement of such fees and expenses) and he will be entitled to the protection of any insurance policies the Company may elect to maintain generally for the benefit of its directors and officers (Directors and Officers Insurance) against all costs, charges and expenses incurred or sustained by him in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been a director, officer or employee of the Company or any of its Subsidiaries or his serving or having served any other enterprise as a director, officer or employee at the request of the Company (other than any dispute, claim or controversy arising under or relating to this Agreement or to the extent a result of a breach by Executive of his representations in Section 8). The Company covenants to maintain during the Employment Period for the benefit of the Executive (in his capacity as an officer and director of the Company) Directors and Officers Insurance providing customary benefits to the Executive; provided, however, that the Board may elect to terminate Directors and Officers Insurance for all officers and directors, including the Executive, if a majority of the Board (excluding employee directors) determines in good faith that such insurance is not available or is available only at unreasonable expense.

              (b) Company shall indemnify Executive for any claims brought against Executive in respect of the Management Certificate and, subject to the following sentence, shall, at the request of the Executive, advance reasonable legal fees for Executive's defense thereof Company's obligation shall be conditioned upon Executive's written agreement to repay all of such fees if he should ultimately be found liable in connection with any such claim and further conditioned upon Executive's pledging his interest in the equity of the Company (pursuant to documents containing customary terms) as security for such repayment obligation, unless Executive demonstrates to the reasonable satisfaction of the Board his ability to repay such amounts without such security interest.

              (c) After the Employment Period, each party to this Agreement shall bear its own costs and expenses in connection with any claim or action with respect to acts and omissions-

       11.    Miscellaneous.

              11.1 Entire Agreement. This Agreement, together with the Options, the Stock Option Plan, and the Stockholders Agreement contains the entire understanding of the parties in respect of its subject matter and supersedes all prior oral and written agreements and understandings between the parties with respect to such subject matter.

              11.2 Amendment; Waiver. This Agreement may not be amended, supplemented, canceled or discharged, except by written instrument executed by the Executive and the Company. No failure to exercise, and no delay in exercising, any right, power or privilege hereunder shall operate as a waiver thereof. No waiver of any preceding breach of this Agreement shall operate as a waiver of a succeeding breach of this Agreement.

              11.3 Binding Effect; Assignment. The rights and obligations of this Agreement shall bind and inure to the benefit of any successor or successors of the Company by reorganization, merger or consolidation, or any assignee of all or substantially all of the Company's business and properties; Executive's rights or obligations under this Agreement may not be assigned by Executive.

              11.4 Headings. The headings contained in this Agreement (except those in Section 1) are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

              11.5 Governing Law; Interpretation. This Agreement shall be construed in accordance with and governed for all purposes by the laws and public policy of the State of New York applicable to contracts executed and to be wholly performed within such State. Service of process in any dispute shall be effective (a) upon the Company, if served on any senior officer of the Company (other than Executive); (b) upon Executive, if served at Executive's residence last known to the Company. Executive acknowledges that breach of Sections 7.1 through 7.5 would entail irreparable injury and that, in addition to the Company's other express and implied remedies, the Company shall be entitled to injunctive and other equitable relief to prevent any actual, intended or likely such breach.

              11.6 Dispute Resolution. All controversies, claims and disputes arising out of or relating to this Agreement, including without limitation any alleged violation of its terms, shall be resolved by final and binding arbitration before a single arbitrator in New York, New York in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA"). The arbitration shall be commenced by filing a demand for arbitration with the AAA within sixty days after the filing party has given notice of such breach to the other party. The subject matter of the arbitration shall be limited to the conduct of the parties hereto and their employees. no arbitrator shall award the prevailing party attorneys' fees, as well as the costs and expenses of the arbitration. including expert fees, if any.

              11.7 Further Assurances. Each party agrees at any time, and from time to time, to execute, acknowledge, deliver and perform, and/or cause to be executed, acknowledged, delivered and performed, all such further acts, deeds; assignments, transfers, conveyances, powers of attorney and/or assurances as may be necessary, and/or proper to carry out the provisions and/or intent of this Agreement.

              11.8 Gender; Singular/Plural. In this Agreement, the use of one genders (e.g., "he," "she" and "it") shall mean each other gender; and the singular shall mean the plural, and vice versa, all as the context may require.

              11.9 Severability. The parties acknowledge that the terms of this Agreement are fair and reasonable at the date signed by them. However, in light of the possibility of a change of conditions or differing interpretations by a court of what is fair and reasonable, the parties stipulate as follows: if any one or more of the terms, provisions, coven ants and restrictions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated; further, if any one or more of the provisions contained in this Agreement shall for any reason be determined by a court of competent jurisdiction to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed, by limiting or reducing it, so as to be enforceable to the extent compatible with then applicable law.

              11.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original.

                                    EXECUTION

              IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year above first written.

                                    EXECUTIVE


                                            /s/ John S. Mills
                                            ---------------------------
                                            John S. Mills


                                    MSS-DELAWARE, INC.
                                    a Delaware Corporation


                                    By:    /s/ Julian R. Geiger
                                           -----------------------------
                                    Its:   Chairman and Chief Executive Officer

                                    EXHIBIT A

                                 EBITDA TARGETS

                                   (IN '000'S)

                  Fiscal Year                               Target
                  -----------                               ------
                  Gap Period                                $10,993

                  1999                                      $ 8,842

                  2000                                      $13,952

                  2001                                      $20,726

                  2002                                      $26,486

                  2003 and thereafter, as determined by the Board.





                                  ANNUAL BONUS
                                  ------------

            EBITDA ACHIEVEMENT RATIO           PERCENTAGE OF BASE SALARY
            ------------------------           -------------------------

                       0.95                                10%

                       0.955                               11%

                       0.96                                12%

                       0.965                               13%

                       0.97                                14%

                       0.975                               15%

                       0.98                                16%

                       0.985                               17%

                       0.99                                18%

                       0.995                               19%

                       1.0                                 20%






                               Exhibit A - Page 1